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                          STOCK SUBSCRIPTION AGREEMENT


     This is an agreement (the "Agreement") between Medical Technology Systems, Inc., a Florida corporation ("Med Tech") and LifeServ Technologies, Inc., a Florida corporation (the "Company") dated April__, 1998. Med Tech and the Company are referred to collectively as the "Parties".

                                   Background

     Med Tech owns all of the issued and outstanding capital stock of the entities listed on Exhibit A to this Agreement (the "Subsidiaries"). Med Tech desires to transfer this stock as a capital contribution to the Company in exchange for 8,499,900 shares of the Company's common stock, par value $.01 per share (the "Company Common Stock"). Accordingly, in consideration of the mutual covenants and agreements set forth below, the Parties agree as follows:

                                      Terms


     1. (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, Med Tech will transfer all of its right, title, and interest in the issued and outstanding capital stock of the subsidiaries in exchange for 8,499,900 shares of the Company Common Stock.

          (b) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Med Tech, commencing at 9:30 a.m. local time on April___, 1997, or such other date as Med Tech and the Company may mutually determine (the "Closing Date").

          (c) Deliveries at the Closing. At the Closing, (i) Med Tech will deliver to the Company the various notices, consents, authorizations, or approvals referred to in '2(c) below, (ii) Med Tech will deliver to the Company stock certificates representing all of the issued and outstanding capital stock of the Subsidiaries, endorsed in blank or accompanied by duly executed assignment documents, and (iii) the Company will deliver to Med Tech the consideration specified in '1(a) above.

     2. Representations and Warranties of Med Tech. Med Tech represents and warrants to the Company that the statements contained in this '2 are correct and complete as of the date of this Agreement.

          (a) Organization of the Company. Med Tech is a corporation duly organized, validly existing, and in good standing under the laws of Florida.

          (b) Authorization of Transaction. Med Tech has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Med Tech, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general applicability relating to or affecting creditors' rights and to general equitable principles. Med Tech need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

          (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Med Tech is subject or
     (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Med Tech is a party or by which any of those entities is bound or to which any of those entities' assets is subject. Med Tech has obtained any consents, authorizations, or approvals of third parties, governments, or governmental agencies necessary for the Parties to consummate the transactions contemplated by this Agreement.


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     3.  Representations  and Warranties of the Company.  The Company represents and warrants to Med Tech that the statements contained in this '3 are correct and complete as of the date of this Agreement.

          (a) Organization of the Company. The Company is a corporation duly organized, validly existing, and in good standing under the laws of Florida.

          (b) Authorization of Transaction. The Company has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general applicability relating to or affecting creditors' rights and to general equitable principles. The Company need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

          (c) Capitalization. The entire authorized capital stock of the Company consists of 25,000,000 shares of common stock, par value $.01 per share, of which 100 shares will be issued and outstanding prior to the consummation of the transactions contemplated by this Agreement. All shares of the issued and outstanding Company Common Stock have been duly authorized, are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

          (d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject. The Company has obtained any consents, authorizations, or approvals of third parties, governments, or governmental agencies necessary for the Parties to consummate the transactions contemplated by this Agreement.

     4. Termination.

          (a) Termination of Agreement. Either Med Tech or the Company may terminate this Agreement with the prior authorization of its board of directors at any time prior to the Closing Date.

          (b) Effect of Termination. If any Party terminates this Agreement pursuant to '4(a) above, all rights and obligations of all of the Parties under this Agreement shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

     5. Miscellaneous.

          (a) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

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          (b) Entire Agreement. This Agreement (including the documents referred to in this Agreement) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

          (c) Successors. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.

          (d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          (e) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          (f) Notices. All notices, requests, demands, claims, and other communications under this Agreement will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by hand delivery and addressed to the intended recipient as set forth below:

         If to the Company:   12920 Automobile Boulevard
                              Clearwater, Florida 33762
                              Attention: Mr. Michael T. Felix

         If to Med Tech:      12920 Automobile Boulevard
                              Clearwater, Florida 33762
                              Attention: Mr. Todd E. Siegel

     Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

          (g) Governing Law. This Agreement shall be governed by and construed under the domestic laws of Florida without giving effect to any choice or conflict of law provision or rule (whether of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Florida.

          (h) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless it is in writing and signed by Med Tech and the Company.

          (i) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

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          (j) Expenses.  Med Tech will bear costs and expenses  (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated by this Agreement.

          (k) Incorporation of Exhibits. The Exhibits identified in this Agreement are incorporated by reference in this Agreement.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date first above written.


MEDICAL TECHNOLOGY                      LIFESERV TECHNOLOGY, INC.
SYSTEMS, INC.

By:                                     By:
   ---------------------------------        ------------------------------------

Its:                                    Its:
    ---------------------------------        -----------------------------------

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                                    EXHIBIT A


Medication Management Technologies, Inc.
Performance Pharmacy Systems, Inc.
Systems Professionals, Inc.
Cart-Ware Industries, Inc.
Medication Management Systems, Inc.